EXHIBIT 99.1

FOR RELEASE: SEPTEMBER 21, 2005	Ethan Allen Interiors Inc.
Investor/Media Contact: Peg Lupton
(203) 743-8234

Ethan Allen Announces $200 Million Senior Notes Offering

Danbury, CT (September 21, 2005) – Ethan Allen Interiors Inc. (NYSE: ETH) (“Ethan Allen” or the “Company”) today announced that Ethan Allen Global, Inc., its wholly-owned subsidiary, has launched a $200.0 million offering of ten-year senior notes. The offering is expected to be completed this month. The senior notes will be guaranteed on a senior unsecured basis by Ethan Allen and certain of its subsidiaries. The Company intends to use the net proceeds from this offering to expand its retail network, invest in its manufacturing and logistics operations, and for other general corporate purposes.

The senior notes have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”), as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the senior notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various assumptions, risks and uncertainties, and accordingly, actual results may differ materially from those contemplated by the forward-looking statements. Various risks and uncertainties include but are not limited to: the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; changes in global or regional political or economic conditions, including changes in governmental and central bank policies; changes in business conditions in the furniture industry, including changes in consumer spending patterns and demand for home furnishings; effects of our brand awareness and marketing programs, including changes in demand for our products and acceptance of our new products; our ability to locate new store sites or negotiate favorable lease terms for additional stores or for expansion of existing stores; competitive factors, including changes in the products or marketing efforts of others; pricing pressures; fluctuations in interest rates and the cost, availability and quality of raw materials; those matters discussed in our SEC filings; and future decisions by us. The Company has no obligation to publicly update any forward-looking statements at any time for any reason.